HEALTH MANAGEMENT SYSTEMS, INC.                                     [HMS LOGO]
401 Park Avenue South
New York, New York 10016
(212) 685-4545
(212) 857-5004 (fax)                                               Nasdaq: HMSY



                                  PRESS RELEASE

Release:   November 26, 1996, 6:00 a.m.


Contact:   Felice Blanco, Assistant Corporate Secretary             Patrick Hojlo
           Office of Investor Relations                             Noonan/Russo Communications
           (212) 857-5423                                           (212) 696-4455 ext. 246
           E-Mail:invest@hmsy.com                                   http://www.noonanrusso.com



                     HEALTH MANAGEMENT SYSTEMS, INC. REPORTS
                   FOURTH QUARTER AND FISCAL YEAR 1996 RESULTS

NEW YORK, N.Y. November 26, 1996 - Health Management Systems, Inc. (Nasdaq:
HMSY) announced fourth quarter and fiscal year 1996 results today. As indicated in the Company's announcement of November 15, 1996, results for the quarter were below expectations, due primarily to shortfalls in revenue. HMSY's fourth quarter revenue of $23.9 million declined 3% from the comparable prior year period, with revenue from the Company's core proprietary services (RCR, TPLR, and CAMS, exclusive of affiliate revenue) declining 3%. HMSY's fourth quarter operating margin of $5.2 million produced an operating margin rate of 22%, an increase of $0.1 million or 2% in operating margin from the comparable prior year period. Net income for the quarter was $2.9 million, resulting in earnings per share of $0.16, a decrease of 6% from the same period last year.

HMSY's fiscal year 1996 revenue of $100.7 million increased 12% over fiscal year 1995, with revenue from the Company's core proprietary services increasing 19%. During fiscal year 1996, the Company incurred a one-time charge relating to the discontinuance of a data processing agreement with, and the write-off of an investment in, HHL Financial Services, Inc. (HHL). The one-time charge included a revenue reversal of $2.2 million, a net decrease in operating margin of $8.7 million, a write-off of investment of $0.9 million, and a net tax benefit of $3.9 million. Exclusive of the third quarter revenue reversal for HHL, fiscal year 1996 revenue was $102.8 million, increasing 15% over fiscal year 1995. HMSY's fiscal year 1996 operating margin of $14.3 million produced an operating margin rate of 14%, and reflected a decrease of $3.8 million or 21% from fiscal year 1995. Exclusive of one-time charges for HHL, fiscal year 1996 operating margin of $23.1 million produced an operating margin rate of 22%. Net income for the year was $8.2 million. Exclusive of the one-time charge for HHL, and merger costs for CDR Associates, Inc., net income was $14.4 million in fiscal year 1996. Excluding merger costs for HCm, Inc. in fiscal year 1995, this represents an increase of $3.8 million or 35% over the prior year. The Company's performance for fiscal year 1996 resulted in earnings per share of $0.45, a decrease of 18% from the prior year. Excluding the revenue reversal, and all one-time charges from fiscal years 1996 and 1995, earnings per share in fiscal year 1996 increased from $0.61 to $0.79, an increase of 30% over the prior year.

On November 25, 1996, the Company completed the acquisition of Quality Standards in Medicine, Inc. (QSM), a Boston-based company providing clinical quality management systems, for 260,000 shares of HMSY common stock. This transaction is being treated as a pooling of interests, is expected to be approximately $0.03 per share dilutive, and is included in HMSY's current fiscal year 1997 estimates. From a substantive vantage point, QSM adds clinical expertise critical to the Company's business model. Founded in 1986, QSM provides hospitals with sophisticated systems and consulting services to help define and measure the quality of care. QSM had 1995 revenue of $0.8 million, and is well positioned with clients in 13 states, the District of Columbia, and the United Kingdom. QSM will be combined with HCm, HMSY's decision support systems subsidiary.

Paul J. Kerz, President and Chief Executive Officer, observed: "While HMSY's otherwise strong results for the year were tempered and obscured by adverse third and fourth quarter client-related events, we completed the year solidly profitable and with positive cash flow. In the fourth quarter, cash collections improved, days sales outstanding declined by a significant amount, and at the end of the quarter cash balances improved almost $10 million."

Mr. Kerz continued, "At the time of our announcement of preliminary results, we believed it judicious to reaffirm our traditional target annual growth rate of 15-20% at both the top and bottom lines. Moreover, commenting on the need for sensitivity to the Company's comparatively small size, we realerted the investment community to variations in quarterly comparisons, while suggesting that several quarters of revenue consolidation lay ahead, with an orderly assumption of growth likely for later in the year."


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
HEALTH MANAGEMENT SYSTEMS, INC.                                     [HMS LOGO]
401 Park Avenue South
New York, New York 10016
(212) 685-4545
(212) 857-5004 (fax)


                                  PRESS RELEASE


Mr. Kerz concluded, "As is generally acknowledged, the transformations affecting health care and the transfer payment processes associated with health care reimbursement are profound. These changes impact patients, providers, and purchasers, and entail complex implications yet to be made manifest. Reformations of this scope predictably cause perturbations in the marketplace -- in turn affecting decision-making about engagements of increasing complexity and size. Yet, the overall theme is: increased complexity drives the need for more information, derived from expanded, increasingly granular, data sets. Thus, we see myriad opportunities for an information management company devoted to the utilization of innovative tools and processes for improving client revenue, profitability, quality, and cost-effectiveness. HMSY has realized value for its clients -- including many of the largest governmental, corporate, and not-for-profit institutions in the country -- for 22 years. We continue to work in close partnership with clients to develop and apply proprietary information management services and systems at the vanguard of change in the health care industry."

HMSY furnishes proprietary information management and data processing services and software to hospitals and health care providers, government health services agencies, other payors or purchasers of health care, and companies serving the health care industry. The Company's offerings constitute an outsourcing of various aspects of the information processing functions associated with the health care transfer payment process, affording HMSY's clients the benefits of enhanced revenue (achieved through improved reimbursability and/or collectibility), accelerated cash flow, and reduced operating and administrative costs.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include but are not limited to the ability of HMSY to grow internally or by acquisition and to integrate acquired businesses into the HMSY group of companies, changing conditions in the health care industry which could simplify the reimbursement process and adversely affect HMSY's business, government regulatory and political pressures which could reduce the rate of growth of health care expenditures, competitive actions by other companies, and other risks referred to in HMSY's registration statements and periodic reports filed with the Securities and Exchange Commission.

HEALTH MANAGEMENT SYSTEMS, INC.                                     [HMS LOGO]
401 Park Avenue South
New York, New York 10016
(212) 685-4545
(212) 857-5004 (fax)                                               Nasdaq: HMSY


                                  PRESS RELEASE




                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   (In Thousands, Except $ Per Share Amounts)



                                                                 THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                     OCTOBER 31,                     OCTOBER 31,
                                                            ---------------------------      --------------------------
                                                               1996             1995           1996              1995
                                                            ---------         ---------      --------         ---------
                                                                     (Unaudited)

REVENUE.................................................    $  23,917            24,681       100,669            89,727
COST OF SERVICES
  Compensation..........................................       11,239            11,798        48,564            43,373
  Data processing.......................................        1,864             2,529        10,257             8,144
  Occupancy.............................................        2,362             1,682         7,840             6,529
  Other.................................................        3,291             3,609        19,660            13,581
                                                            ---------         ---------      --------         ---------
                                                               18,756            19,618        86,321            71,627
                                                            ---------         ---------      --------         ---------
   OPERATING MARGIN.....................................        5,161             5,063        14,348            18,100
  Amortization of intangibles...........................           43                54           204               243
                                                            ---------         ---------      --------         ---------
   OPERATING INCOME.....................................        5,118             5,009        14,144            17,857
OTHER INCOME/EXPENSE
   Interest income......................................          322               274           987               983
   Merger related costs.................................           (5)                0          (494)           (1,045)
   Equity in (loss) earnings of affiliate...............         (138)              (11)           50                 0
   Loss on investment...................................            0                 0          (927)                0
   Other................................................            0                 5             0              (41)
                                                            ---------         ---------      --------         ---------
   INCOME BEFORE INCOME TAX EXPENSE ....................        5,297             5,277        13,760            17,754

Income tax expense......................................       (2,365)           (2,312)       (5,574)           (8,152)
                                                            ---------         ---------      --------         ---------
   NET INCOME ..........................................    $   2,932             2,965         8,186             9,602
                                                            =========         =========      ========         =========

PER COMMON SHARE:

   Net income ..........................................    $    0.16              0.17          0.45              0.55
                                                            =========         =========      ========         =========

   Weighted average shares outstanding..................       18,328            17,659         18,289           17,407
                                                            =========         =========      ========         =========





                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                 (In Thousands)

                                                                     OCTOBER 31,               OCTOBER 31,
                                                                        1996                      1995
                                                                    ------------              ------------
ASSETS
   Cash and short-term investments......................            $     39,455                    30,088
   Accounts receivable, net.............................                  42,418                    31,630
   Property and equipment, net..........................                   7,774                     5,874
   Intangible assets, net...............................                   5,257                     5,461
   Investment in affiliates.............................                   6,824                     7,673
   Other................................................                   7,453                     6,658
                                                                    ------------              ------------
      Total assets......................................            $    109,181                    87,384
                                                                    ============              ============

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities..................................            $     30,188                    24,403
   Other liabilities....................................                   2,407                     1,739
   Deferred income taxes................................                      57                     2,018
                                                                    ------------              ------------
      Total liabilities.................................                  32,652                    28,160
                                                                    ------------              ------------
   Shareholders' equity.................................                  76,529                    59,224
                                                                    ------------              ------------
      Total liabilities and shareholders' equity........            $    109,181                    87,384
                                                                    ============              ============


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